Exhibit 99.1

CENTRAL STATES                                                                                                                                           EMPLOYEE TRUSTEES
SOUTHEAST AND                                                                                                                                            CHARLES A. WHOBREY
SOUTHWEST AREAS                                                                                                                                      JERRY YOUNGER
PENSION FUND                                                                                                                                                 GEORGE J. WESTLE
                                                                                                                                                                               MARVIN KROPP

EMPLOYER TRUSTEES
ARTHUR H. BUNTE, JR
GARY F. CALDWELL
RONALD DeSTEFANO
GREG R. MAY

EXECUTIVE DIRECTOR
THOMAS C. NYHAN
November 7, 2012
VIA UPS NEXT DAY DELIVERY
Mr. James K. McHugh                                                                                      #1Z 395 1X9 01 9694 9206
Chief Financial Officer
N-Viro International Corp.
2254 Centennial Rd.
Toledo, OH 43617

RE:	NOTICE AND DEMAND FOR PAYMENT OF WITHDRAWAL LIABILITY
N-VIRO INTERNATIONAL CORP. / NATIONAL N-VIRO TECH, INC.
ASSESSMENT NO.: 5743603-WL120183-01
WITHDRAWN ACCOUNT NO.: 3286300-0105

Dear Mr. McHugh:

This is a demand for payment of withdrawal liability incurred as a result of a permanent cessation of contributions to Central States, Southeast and Southwest Areas Pension Fund (the “Fund”) by the above captioned business on behalf of some, or all, of its bargaining unit employees. This demand is made pursuant to Section 4219 of the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. 1399 (b)), and applies equally to all members of any controlled group of trades or businesses, as defined in Section 414(c) of the Internal Revenue Code, of which the above captioned business is a member.

The total amount of such withdrawal liability is $412,576.14.

Please make your check payable to Central States Southeast and Southwest Areas Pension Fund (please write the assessment number on your check) and forward it to the address as follows:

CENTRAL STATES WITHDRAWAL LIABILITY
Department 10291
Palatine, Illinois 60055-0291

If you would prefer to utilize Electronic Funds Transfer (“Wire Transfer”), the following is the Fund’s account information:
BNY Mellon, N.A.
American Banking Association Number: 043-000-261
Account No. 000093-2289
Beneficiary: Central States Pension Fund

9377 West Higgins Road
Rosemont, Illinois 60018-4938                                                                                                            www.centraIstates.org
Phone: (847) 518-9800

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Mr. James K. McHugh
November 7, 2012
Page Two

At your option, the withdrawal liability may be amortized and paid in monthly installments according to a minimum required monthly payment schedule in which payments are due on the first day of each month in the amount of $2,250.27 commencing on December 1, 2012 and ending on November 1, 2032. No penalty, interest or amortization charges will be applied if payment of the entire withdrawal liability is received by this office on or before December 1, 2012.

Subject to applicable regulations, if any payment of withdrawal liability is not made when due and such payment plus delinquency charges is not made within sixty (60) days after receiving written notice from the Fund of such delinquency, the Fund may require immediate payment of the remaining balance of the withdrawal liability plus delinquency charges accrued from the due date of the first payment which was not timely made.

Enclosed herewith are documents as follows:

1.	A copy of the withdrawal liability calculation;

2.	A set of remittance notices to be included with your monthly installments and

3.
A copy of the Fund’s procedure governing review of any items relating to the determination and calculation of withdrawal liability, the minimum required payment schedule, and the resolution of disputes regarding withdrawal liability.

Sincerely,

/s/ Andrew Sprau
Andrew Sprau
Department Manager
Collections

AS: fps-notice and demand letter
Enclosures

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Controlling Employer Name:                                                      N-Viro International Corp.
Assessment Number:                                                                  5743603-WLI 20183-01
Withdrawn Company Name:                                                      National N-Viro Tech, Inc.

Type of Calculation:                                                                    2012 Complete Withdrawal

Date Prepared:                                                                              November 2, 2012

Section I - Pre-1980 Pool

a)	All Employers’ Contributions
(1975 - 1979)                                                Year                   Contributions                                      CBUs
1975                                       0.00                          0.00
1976                                       0.00                          0.00
1977                                       0.00                          0.00
1978                                       0.00                          0.00
1979                                       0.00                          0.00
Total                                        0.00

b) All Employers’ Contributions (1975-1979) 1,993,217,854
c) Allocation Fraction 0.0000000000
d) Unamortized 12/31/79 UVB 0.00
e) Pre-1980 Pool Liability 0.00

Section II - Post-1979 Pool

a)	Withdrawn Employer’s Contributions

Last 10 Years                                                Year                   Contributions                                      CBUs

2002                              18,172.00                               364.00

2003                              17,998.00                               322.00

2004                              17,263.00                               283.00

2005                              11,224.00                               184.00

2006                                9,516.00                             156.00

2007                                9,333.00                             153.00

2008                              10,030.50                               156.00

2009                              10,409.70                               150.00

2010                                7,803.80                             104.00

2011                                7,588.20                               94.00

Total                             119,338.20                              1,966.00

b) All Employers’ Contributions (Last 10 years)                                                                                       6,507,153,192
c) Allocation Fraction                                                                                                                                      0.0000183395
d) Net Change in UVB (12/31/11)                                                                                                               22,496,536,285
e) Post-1979 Pool Liability                                                                                                                                      412,576.14

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Section III - Adjustments to Liability

a) Unadjusted Liability                                                                                                      412,576.14
b) De Minimis Rule                                                                                                                       0.00
c) Prior Assessment(s) Credit                                                                                                     0.00
d) Partial Prorate                                                                                                                           0.00
e) Section 4225 Limitations                                                                                                         0.00
f) Adjusted Liability                                                                                                          412,576.14

Section IV - Partial Prorate
a) CBUs in Next Year                                                                                                                    0.00

b)	5-Year Average (CBU5)
Year                   CBUs

2007                       153.00

2008                       156.00

2009                       150.00

2010                       104.00

2011                         94.00

Total                        657.00

     5-Year Average 131.40
c) Prorate Fraction 1.0000000000
d) Remaining Liability 412,576.14
e) Partial Prorate 0.00

Section V - Payment Schedule
a) High Contribution Rate (Weekly Rate Basis) 83.10
b)	3-Year Average CBUs
Year                   CBUs
2002                       364.00
2003                       322.00
2004                       283.00
Total                      969.00

3-Year Average                                                                                    323.00
c) Partial Prorate Fraction 1.0000000000
d) Annual Payment 26,841.30
e) Monthly Payment Amount 2,250.27
f) Amortization Interest Rate 7.5%

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PROCEDURES TO REQUEST REVIEW BEFORE THE
WITHDRAWAL LIABILITY REVIEW COMMITTEE
PURSUANT TO SECTION 6(a) OF APPENDIX E

An Employer may seek formal review of the determination of withdrawal liability under the provisions of the Employee Retirement Income Security Act of 1974, (“ERISA”) as amended.

This request for review must be made within ninety (90) days after an Employer receives a Notice and Demand for payment of Withdrawal Liability from the Central States, Southeast and Southwest Areas Pension Fund (the “Fund”).

At the time of request, the subject Employer must explicitly recite, in writing, any alleged inaccuracies or areas of dispute. Any information submitted must be supported by affidavit of the Employer or its legal representative. The following information, where applicable, must be supplied as part of the request for review:

•     Identification of any controlled group of which the Employer is a member. If any member of the controlled group has participated in the Pension Plan at any time since January 31, 1975, identify those members and their Billing account numbers

•     Provide a complete copy of the Employer’s most recent Annual Report and Securities and Exchange Commission’s Form 10-K (with all attachments) for each such member of the controlled group. If the employer is not subject to SEC jurisdiction, supply a copy of the most closely comparable State filing, financial statement, or similar document;

•     Contribution/employment history records, schedules, exhibits, financial statements, etc., supporting Employer1s position;

•     Articles of Incorporation or other notarized corporate filings evidencing a corporate name change;

•     Copies of any and all agreements, complete with signature pages, evidencing a sale of assets, corporate reorganization, merger or stock purchase;

•     Copies of any Strike Settlement Agreement or Notices or Orders from the National Labor Relations Board pertaining to decertification of the Union or bargaining out of the Fund;

•     Any other information the Employer maintains would support its request for review.

The review and all subsequent procedures in that regard will be limited to the materials offered by the Employer in this request, and no claims, objections, or defenses will be considered if they are not presented at this time.

Should the Employer fail to make a timely-request for review, the Board of Trustees will deem that said Employer has fully accepted the withdrawal liability assessment as stated.

The Board of Trustees further reserves the right to seek any legal remedies necessary to protect the Fund and assure its compliance with ERISA and all its requirements.

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